SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2015

Integrated Electrical Services, Inc.

(Exact name of registrant as specified in Charter)

Delaware	001-13783	76-0542208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5433 Westheimer Road, Suite 500, Houston, Texas 77056

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Integrated Electrical Services, Inc. (the “Company”) announced that, effective as of the close of business on January 16, 2015 (the “Effective Time”), the Board of Directors (the “Board”) of the Company has accepted Mr. James M. Lindstrom’s resignation as a director of the Company and from the offices of Chairman, President and Chief Executive Officer of the Company. In addition, Mr. Lindstrom will not stand for re-election to the Board at the 2015 Annual Meeting. Effective as of the Effective Time, the number of directors serving on the Board will be decreased from five to four. Mr. Lindstrom’s resignation was not because of a disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

Effective as of the Effective Time, Mr. David B. Gendell has been appointed as the non-executive Chairman of the Board, and Mr. Robert W. Lewey has been appointed as the Interim Chief Operating Officer in addition to serving in his current roles as Senior Vice President, Chief Financial Officer and Treasurer. The Board intends to evaluate the Company’s President and Chief Executive Officer roles with a view to determining if changes to those positions would be appropriate and in the Company’s best interests.

Robert W. Lewey, 52, has served as Senior Vice President, Chief Financial Officer and Treasurer since January 20, 2012. From 2001 to 2006 and again since 2007, Mr. Lewey served as Director of Tax, Vice President, Tax and Treasurer for the Company. From 2006 to 2007, he served as Vice President, Tax for Sulzer US Holdings, Inc. From 1995 to 2001, Mr. Lewey served as Vice President, Tax for Metamor Worldwide, Inc., a leading provider of information technology solutions. Mr. Lewey began his career with Deloitte & Touche LLP.

On January 14, 2015, the Human Resources and Compensation Committee of the Board approved, with Mr. Gendell abstaining, a cash retainer for the non-executive Chairman of the Board in the amount of $25,000 per month, commencing as of the Effective Time, to reflect the additional commitment and responsibilities Mr. Gendell is assuming. The Committee also approved an increase in Mr. Lewey’s salary of $25,000 per month for each month of his service as Interim Chief Operating Officer. The Committee also awarded Mr. Lewey, Mr. Gendell and Gail D. Makode, the Company’s Senior Vice President, General Counsel and Secretary, ten-year term stock options in respect of 10,000, 6,000 and 5,000 shares of common stock, respectively, and each such option will become vested and exercisable upon the completion of two years’ continuous service with the Company.

Separately, at the same meeting, to compensate the directors for additional responsibilities associated with the transition, the Committee approved awards of 4,000 phantom stock units to each of Mr. Gendell and the other three remaining members of the Board, Joseph L. Dowling III, Donald L. Luke and Joe D. Koshkin. These units will vest and be payable following the director’s departure from the Board for any reason.

Item 7.01	Regulation FD Disclosure.

On January 16, 2015, the Company issued a press release announcing the change in leadership roles described under Item 5.02 above. The press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release dated January 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

Date: January 16, 2015	/s/ Gail D. Makode
Gail D. Makode
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated January 16, 2015.